EXHIBIT 3.2(b)

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

ADDUS HOMECARE CORPORATION

Under Section 242 of the Delaware General Corporation Law

Addus HomeCare Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the “Corporation”), hereby certifies that:

1. The name of the Corporation is Addus HomeCare Corporation.

2. The Certificate of Incorporation of the Corporation was originally filed under the name Addus Holding Corporation with the Secretary of State of the State of Delaware on the 27th day of July, 2006. The Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on the 19th day of September, 2006. A Certificate of Amendment of the Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on the 10th day of July, 2009. A Certificate of Amendment of the Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on the 22nd day of September, 2009.

3. The Restated Certificate of Incorporation of the Corporation is hereby further amended by deleting Section 1 of the Fourth Article thereof and replacing it with the following:

“1. Authorized Shares. The Corporation shall be authorized to issue 40,100,000 shares of all classes of capital stock, consisting of (i) 40,000,000 shares of Common Stock, $0.001 par value per share (the “Common Stock”), and (ii) 100,000 shares of preferred stock, $0.001 par value per share (the “Preferred Stock”) (x) 37,750 of which shall be designated Series A Convertible Preferred Stock (the “Series A Convertible Preferred Stock”), and (y) 62,250 shares of which shall be available for designation in one or more classes or series pursuant to Section 2(b) below (the “Undesignated Preferred Stock”).

Effective upon the filing of this Certificate of Amendment to the Restated Certificate of Incorporation (the “Effective Time”), there is effected a 10.8-for-1 stock split (the “Common Stock Split”) of the Corporation’s issued and outstanding shares of Common Stock, whereby every one (1) share of Common Stock issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”) shall, automatically without any action on the part of the holder thereof, be converted into 10.8 shares of Common Stock (the “New Common Stock”). After giving effect to the Common Stock Split, all shares shall be rounded up to the nearest whole number of shares, no fractional shares shall be issued and no cash shall be paid in lieu thereof. Each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Old Common Stock (the “Old Common Stock Certificates”) shall, from and after the Effective Time, be entitled to receive upon surrender of such Old Common Stock Certificates to the Corporation for cancellation, a certificate or certificates representing outstanding shares of New Common Stock into which the shares of Old Common Stock formerly represented by such Old Common Stock Certificates so surrendered were split pursuant to the terms of this Article IV Section 1. Until surrendered by the holder thereof, each Old Common Stock Certificate shall, from and after the Effective Time, no longer represent the shares of Old Common Stock stated on the face of such Old Common Stock Certificate but shall be deemed to represent only the number of shares of New Common Stock into which such shares of Old Common Stock were split as a result of the Common Stock Split.”

4. All other provisions of the Restated Certificate of Incorporation remain unchanged.

5. The amendment to the Restated Certificate of Incorporation of the Corporation contained herein has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, the undersigned authorized officer has caused this Certificate of Amendment to be executed this 30th day of September, 2009.

ADDUS HOMECARE CORPORATION

By:	/s/ Mark S. Heaney
Name: Mark S. Heaney
Title: President

[Signature Page for Addus HomeCare Corporation Certificate of Amendment to Restated Certificate of Incorporation]